                                                                   EXHIBIT 99.11

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                                                         WEEKS REALTY, L.P.
                                     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                               FOR THE YEAR ENDED DECEMBER 31, 1995
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                                                                                 Lichtin
                                                       Weeks         NWI        Properties    Principal
                                                   Realty, L.P.  Acquisition   Acquisition    Properties    Pro Forma
(Unaudited, in thousands, except per share data)   Historical(a) Historical(b) Historical(c) Historical(d) Adjustments  Pro Forma
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
Revenue
  Rental income                                       $31,217       $5,836        $10,245       $3,235      $(4,792)(e)  $45,741
  Tenant reimbursements                                 2,798          994          3,374          281       (2,385)(e)    5,062
  Income from direct financing lease                      776            -              -            -            -          776
  Other                                                   480          348             24            -          563 (f)    1,415
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    Total Revenue                                      35,271        7,178         13,643        3,516       (6,614)      52,994
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Expenses
  Property operating and maintenance                    3,899          762          3,029          455       (2,076)(e)    6,069
  Real estate taxes                                     2,997          642            817          293         (462)(e)    4,287
  Depreciation and amortization                         8,177        1,572          3,264            -        1,010 (g)   14,023
  Interest                                              8,106        3,093          7,094            -       (1,401)(h)   16,892
  Amortization of deferred financing costs                691           93            191            -         (284)(h)      691
  General and administrative                            1,848          643          1,154            -            -        3,645
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    Total Expenses                                     25,718        6,805         15,549          748       (3,213)      45,607
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Income before Equity in Earnings of
  Unconsolidated Subsidiaries and
  Interest Income                                       9,553          373         (1,906)       2,768       (3,401)       7,387
Gain on sale of property                                    -            -          1,245            -       (1,245)(k)        -
Equity in earnings of unconsolidated subsidiaries       1,220            -              -            -            -        1,220
Interest income                                           334        1,117             18            -       (1,135)(i)      334
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Income before Income Taxes                             11,107        1,490           (643)       2,768       (5,781)       8,941

Income taxes                                                -         (102)             -            -          102 (j)        -
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Net Income                                             11,107        1,388           (643)       2,768       (5,679)       8,941
===================================================================================================================================
Per Unit Data
  Net Income                                            $1.03            -              -            -            -        $0.70
===================================================================================================================================
  Weighted Average Units Outstanding                   10,760            -              -            -        1,953       12,713
===================================================================================================================================

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                               WEEKS REALTY, L.P.
                  NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

1.   BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 is presented as if Weeks Realty, L.P. (the "Operating Partnership") acquired as of January 1, 1995 the business operations and real estate assets of NWI (described in Note 8 to the consolidated financial statements of the Operating Partnership included herein on pages F-16 and F-17), the business operations and real estate assets of Lichtin Properties (described in Note 8 to the consolidated financial statements of the Operating Partnership included herein on pages F-16 and F-17), and the Principal Properties (described below). In management's opinion, all adjustments necessary to present fairly the effects of these acquisitions have been made.

On August 9, 1996, the Operating Partnership acquired 12 industrial properties (the "Principal Properties") in Atlanta, Georgia for approximately $31.0 milion, including closing costs and acquisition expenses. The 12 properties total 626,527 square feet of leasable space, with ten of the properties located in the northeast submarket and two buildings located in the northwest submarket of Atlanta, Georgia. Six of the properties are multi-tenant business distribution buildings and six of the properties are multi-tenant business service buildings. The acquisition was financed through borrowings of approximately $31.0 million under the Operating Partnership's line of credit facility. The acquisition was consummated pursuant to the Real Estate Purchase and Sale Agreement dated May 28, 1996, by and between the Operating Partnership and Principal Mutual Life Insurance Company.

This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the consolidated financial statements and accompanying notes thereto of the Operating Partnership included herein on pages F-1 to F-22.

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Operating Partnership would have been assuming the Operating Partnership had acquired NWI, Lichtin Properties and the Principal Properties (as described above) as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

The historical results of operations of NWI included herein have been adjusted to reflect on a pro forma basis the operating business, land and industrial properties acquired at the initial closing of the acquisition transaction on November 1, 1996. NWI's industrial properties under development and land held for future development, which are under agreements to be acquired subsequent to November 1, 1996, and their associated results of operations have been excluded from the accompanying pro forma amounts for the period presented.

The historical results of operations of Lichtin Properties included herein have been adjusted to reflect on a pro forma basis the operating business, land and office and industrial properties acquired at the initial closing of the Lichtin Properties transaction on December 31, 1996. Certain of Lichtin Properties' buildings leased to Northern Telecom, certain other of Lichtin Properties' completed office and industrial properties, certain properties under development or in lease-up and land held for development, which are under agreements to be acquired subsequent to the initial closing date discussed herein, and their associated results of operations, have been excluded from the accompanying pro forma amounts for the period presented.

2. ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a) Represents the Operating Partnership's consolidated historical statement of operations contained in the Operating Partnership's consolidated financial statements, included herein on pages F-1 to F-22 for the year ended December 31, 1995.

(b) Represents the historical combined statement of operations of NWI for the year ended December 31, 1995, included herein in Exhibit 99.5.

(c) Represents the historical combined statement of operations of Lichtin Properties for the year ended December 31, 1995, included herein in
    Exhibit 99.6.

(d) Represents the historical rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the Principal Properties for the year ended December 31, 1995, included herein in
    Exhibit 99.9.


(e) Represents the net adjustment to reduce rental income, tenant reimbursements, real estate taxes and property operating and maintenance expenses for the results of operations of certain of Lichtin Properties' buildings leased to Northern Telecom, certain other completed properties of Lichtin Properties, certain properties of NWI and Lichtin Properties under development or in lease-up and expenses associated with land held for development which are to be acquired subsequent to the initial closing dates of the NWI and Lichtin Properties acquisitions as shown below (in thousands):

                                                Lichtin
                                               Properties  NWI   Total
                                               ----------  ----  ------
     Rental income                                 $4,670  $122  $4,792
     Tenant reimbursements                          2,374    11   2,385
     Property operating and maintenance
      expenses                                      2,047    29   2,076
     Real estate taxes                                429    33     462

(f) Represents the assumed payment by Lichtin Properties to the Operating Partnership of management fees and overhead cost reimbursements relating to the Operating Partnership's management of certain operating buildings and buildings in lease-up not acquired at the initial closing date of the Lichtin Properties transaction.

(g) Represents the adjustment to reflect depreciation and amortization expense of the acquired properties (consisting of properties acquired at the initial closing dates for the Lichtin Properties and NWI acquisitions and the closing of the Principal Properties) based upon the assumed allocation of the acquisition price to land, buildings and improvements, using a 35 year life for buildings and the life of the lease for tenant improvements. Aggregate pro forma depreciation and amortization expense for the year ended

    December 31, 1995 was $2,716,000, $2,100,000 and $1,030,000 for Lichtin
    Properties, NWI and the Principal Properties, respectively.

(h) Represents the adjustment of interest expense and the amortization of deferred financing costs to reflect interest on notes payable and bank line of credit borrowing assumed at the initial closing dates of the Lichtin Properties and NWI transactions, interest costs associated with additional borrowings under the Operating Partnership's revolving credit facility of $30.8 million at 7.0% for the purchase of the Principal Properties, including closing costs and acquisition expenses, and interest costs associated with additional borrowings under the Operating Partnership's revolving credit facility of $26.8 million at 7.0% to fund the cash portion of, and the debt assumption and retirement relating to, the Lichtin Properties transaction and cash closing and acquisition expenses of the Lichtin Properties and NWI transactions.

(i) Represents the adjustment to eliminate interest income included in the NWI and Lichtin Properties historical amounts as the notes receivable and cash balances were not acquired by the Operating Partnership.

(j) Represents the adjustment to eliminate income tax expense as the Operating Partnership has and expects to continue to qualify as a partnership for income tax purposes.

(k) Represents the adjustment to eliminate the gain on sale of property as the property was not part of the Lichtin Properties acquisition transaction.